                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           COLGATE-PALMOLIVE COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

[LOGO] COLGATE-PALMOLIVE COMPANY



MARCH 25, 1996

Dear Colgate Stockholder:

On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of Stockholders on Thursday, May 2, 1996, at 10:00 a.m. in the Broadway Ballroom of the Marriott Marquis Hotel, 1535 Broadway, between 45th and 46th Streets, New York, New York 10036.

In addition to the election of directors and approval of the selection of auditors, the other item of business will be the adoption of the Colgate-Palmolive Company Stock Plan for Non-Employee Directors to replace the current director pension benefit and annual cash retainer with stock compensation. The purpose of this change is to more closely align the interests of directors and stockholders. Further details about the meeting are in the accompanying Notice of Annual Meeting and Proxy Statement. At the meeting, I will also report on the progress of the Company during the past year and answer stockholder questions.

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND PERSONALLY, PLEASE COMPLETE AND MAIL THE ENCLOSED PROXY CARD IN THE RETURN ENVELOPE.

Very truly yours,

/s/ Reuben Mark

Reuben Mark
Chairman of the Board and
Chief Executive Officer

[LOGO] COLGATE-PALMOLIVE COMPANY



MARCH 25, 1996


NOTICE OF MEETING

The Annual Meeting of Stockholders of Colgate-Palmolive Company, a Delaware corporation, will be held on Thursday, May 2, 1996, at 10:00 a.m. in the Broadway Ballroom of the Marriott Marquis Hotel, 1535 Broadway, between 45th and 46th Streets, New York, New York 10036.

Items of business will be as follows:

1.   Election of directors.

2.   Approval of selection of auditors.

3. Adoption of the Colgate-Palmolive Company Stock Plan for Non-Employee Directors to replace the current director pension benefit and annual cash retainer with stock compensation. The purpose of this change is to more closely align the interests of directors and stockholders.

4.   Such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 15, 1996 are entitled to notice of and to vote at the meeting.


Andrew D. Hendry
Senior Vice President, General Counsel and Secretary
300 Park Avenue
New York, New York 10022

1. ELECTION OF DIRECTORS

The Board of Directors proposes the election of the following ten nominees as directors, to serve until their successors have been elected and have qualified.

NOMINEES

The name, age and principal occupation of each nominee, the nominee's length of service as a director of the Company, the names of the other public companies of which the nominee is a director and certain other biographical information are set forth below.

                  Chairman and Chief Executive Officer of the Company. Mr.
   [PHOTO]         Mark joined the Company in 1963 and held a series of
 REUBEN MARK,      significant positions in the United States and abroad. He
      57           was appointed Vice President and General Manager of the
                   Household Products Division in 1975. From March 1979 to
                   March 1981, he was Group Vice President of domestic operations. In March 1981, he was elected Executive Vice
                   President and became President and a director of the Company on March 1, 1983. Mr. Mark was elected Chief
                   Executive Officer in May 1984 and Chairman in May 1986. Mr.
                   Mark is also a director of Pearson, plc, Toys "R" Us, Inc., Time Warner, Inc. and the New York Stock Exchange.

                  Director since 1983

                  Mr. Alden was Chairman of the Board and Executive Committee
                   of The Boston Company, Inc., a financial services company,
  [PHOTO]          from 1969 to 1978. He was President of Ohio University from
  VERNON R.        1962 to 1969 and, prior thereto, he was the Associate Dean
  ALDEN, 72        and a member of the faculty of the Harvard Graduate School of Business Administration. Mr. Alden has been serving as a director of Augat Inc., Digital Equipment Corporation,
                   Intermet Corporation and Sonesta International Hotels
                   Corporation. Mr. Alden is currently the Independent General
                   Partner of ML-Lee Acquisition Fund, L.P., ML-Lee
                   Acquisition Fund II, L.P. and ML-Lee Acquisition Fund
                   (Retirement Accounts) II, L.P. He is also a trustee of several cultural and educational organizations, as well as The Honorary Consul General for the Kingdom of Thailand and
                   Chairman of the Japan Society of Boston.

                  Director since 1974

                  Visiting Scholar, Program in Science, Technology and
   [PHOTO]         Society, Massachusetts Institute of Technology since 1985.
   JILL K.         Mrs. Conway was President of Smith College from 1975 to
  CONWAY, 61       1985. She was Vice President, Internal Affairs, University
                   of Toronto, from 1973 to 1975 and a member of its graduate faculty from 1971 to 1975. She has served as a member of the Harvard Board of Overseers and The Conference Board and as a trustee of Hampshire College, Northfield Mt. Hermon
                   School and The Clarke School of the Deaf. Mrs. Conway is a member of the boards of Merrill Lynch & Co., Inc., Arthur
                   D. Little, Inc., Nike, Inc., the Allen Group and Lend Lease
                   International. She is also a trustee of the New England
                   Medical Center, Mt. Holyoke College, The Knight Foundation,
                   The Enterprise Foundation and The Kresge Foundation.

                  Director since 1984

                  Chairman and Chief Executive Officer of General Re
 [PHOTO]           Corporation since 1987. Mr. Ferguson has been with General
 RONALD E.         Re since 1969, when he joined the company as an actuary.
FERGUSON, 54       Prior to joining General Re, Mr. Ferguson worked for the
                   Kemper Insurance Group from 1965 to 1969 and served with the U.S. Public Health Service from 1966 to 1968. Mr.
                   Ferguson is a director of General Signal Corporation and the Insurance Institute of America. He is a Fellow of the Casualty Actuarial Society, the American Academy of
                   Actuaries, past Director of the Casualty Actuarial Society, the American Academy of Actuaries and the Actuarial
                   Education and Research Foundation.

                  Director since 1987

                  Executive Vice President and Chief Operating Officer,
  [PHOTO]          National Semiconductor. Mrs. Hancock joined National
  ELLEN M.         Semiconductor in September, 1995. Her focus areas include
 HANCOCK, 52       technology, applications and product development. Prior to joining National Semiconductor, Mrs. Hancock was Senior
                   Vice President and Group Executive at IBM. She joined IBM as a programmer in 1966 and served in various staff, managerial and executive positions since then, including as Vice President and General Manager of Networking Systems from 1988 to 1992, as Senior Vice President and General
                   Manager from 1992 to 1993 and Senior Vice President and
                   Group Executive from 1993 to 1995. Mrs. Hancock is on the board of directors of Aetna and Siemens Rolm Communications
                   Inc. She is also on the board of trustees of Marist
                   College.

                   Director since 1988

                  Chairman, President and Chief Executive Officer of Campbell
 [PHOTO]           Soup Company. Mr. Johnson began his business career as a
 DAVID W.          management trainee at Colgate Australia in 1959 and
JOHNSON, 63        received a series of promotions at the Company, becoming
                   General Manager of Colgate's South Africa subsidiary in
                   1967. He then held several positions with Warner-Lambert from 1972 to 1982, including President of its Asian
                   Management Center, President of its Personal Products
                   Division and President of American Chicle Division. In
                   1982, Mr. Johnson became President and Chief Executive
                   Officer of Entenmann's, Inc. From 1987 to 1989, he served as Chairman, Chief Executive Officer and President of
                   Gerber Products Company and from 1989 to 1990 he served as Chairman and Chief Executive Officer of Gerber. Mr. Johnson was elected Chairman of Campbell Soup Company in 1993 and has been its President, Chief Executive Officer and a Director since January 1990. Mr. Johnson serves on the
                   Advisory Council for the University of Notre Dame College of Business Administration as well as Chicago's Graduate
                   School of Business.

                  Director since 1991

                  Officer, Faneuil Hall Associates, Inc., a private investment
  [PHOTO]          company, since 1973. Mr. Kendall is a former Chairman of
   JOHN P.         The Kendall Company, which he joined in 1956. He held a
 KENDALL, 67       series of significant positions with The Kendall Company in the United States and abroad. He is president of the Henry
                   P. Kendall Foundation and a former director of the Shawmut
                   Bank of Boston, N.A. He has served a number of educational and scientific organizations as president, chairman and trustee.

                  Director since 1972

                  President and Chief Executive Officer, Schering-Plough
  [PHOTO]          Corporation. Mr. Kogan joined Schering-Plough as Executive
  RICHARD J.       Vice President, Pharmaceutical Operations in 1982 and
  KOGAN, 54        became President and Chief Operating Officer in 1986 and
                   then President and Chief Executive Officer in 1996. Mr.
                   Kogan is also a director of Schering-Plough Corporation, General Signal Corporation and National Westminster
                   Bancorp. He has served on the boards of many civic, educational and public service organizations, including
                   Leonard Stern School of Business, New York University,
                   Saint Barnabas Medical Center and the Council on Foreign
                   Relations.

                  Director since 1996

                  Chief Executive Officer and President, National Public
  [PHOTO]          Radio. From 1973 through 1988, Mr. Lewis held positions of
  DELANO E.        increasing responsibility with Chesapeake & Potomac
  LEWIS, 57        Telephone Company, including Vice President responsible for
                   External Affairs. From 1988 through 1993, until he assumed his present position, Mr. Lewis was the President and Chief
                   Executive Officer of Chesapeake & Potomac Telephone
                   Company. Mr. Lewis has also served on the Peace Corps staff in Africa and on the staff of the United States Equal
                   Employment Opportunity Commission and the United States
                   Department of Justice. Mr. Lewis is also a director of GEICO Corporation, Chase Manhattan Corp., Apple Computers and Black Entertainment Television and has served on the boards of many civic, educational and public service organizations, including Catholic University, the United
                   Negro College Fund, the Washington Performing Arts Society and the Greater Washington Board of Trade.

                  Director since 1991

                  Chairman of Tambrands Inc. since June 1993. Prior to
  [PHOTO]          becoming Chairman, Mr. Wentz had previously been a director
  HOWARD B.        of Tambrands Inc. Previously, he was Chairman of ESSTAR
WENTZ, JR., 66     Incorporated and Chairman, President and Chief Executive
                   Officer of Amstar Company. Mr. Wentz joined Amstar in 1969 as Vice President of Operations for its subsidiary, Duff-
                   Norton Company, Inc. He was elected President of Duff-
                   Norton in 1970, Vice President of Amstar in 1972, a director in 1976 and Executive Vice President and Chief
                   Operating Officer in 1979. He assumed the additional responsibilities of President in 1981, Chief Executive
                   Officer in 1982 and Chairman in 1983. In 1984, Mr. Wentz was appointed President and a director of Amstar Holdings, Inc.

                  Director since 1982

The Board recommends a vote IN FAVOR of the nominees for director listed above.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the beneficial ownership of Common Stock and Series B Convertible Preference Stock by each director, each executive officer named in the Summary Compensation Table on page 11 and directors and executive officers as a group. No director or executive officer owns any $4.25 Preferred Stock.

                                 COMMON STOCK
                          -----------------------------
                                                            SERIES B CONVERTIBLE
                             AMOUNT AND NATURE OF                PREFERENCE
                          BENEFICIAL OWNERSHIP/1/,/2/           STOCK (ESOP)
                          ------------------------------------------------------------
        NAME OF             DIRECTLY     EXERCISABLE      AMOUNT AND NATURE OF
    BENEFICIAL OWNER        OWNED/3/       OPTIONS     BENEFICIAL OWNERSHIP/2/,/4/
    ----------------      ------------- ------------------------------------------
Reuben Mark.............        619,212      2,043,417            2,574
William S. Shanahan.....         94,098        298,961            1,508
Lois D. Juliber.........         28,420         74,611              641
Robert M. Agate.........         96,991        104,720            1,601
David A. Metzler........         53,797         91,916            1,468
Vernon R. Alden/5/......         10,686          1,000               --
Jill K. Conway..........          4,232          1,000               --
Ronald E. Ferguson/6/...         10,162          1,000               --
Ellen M. Hancock/7/.....          4,785          1,000               --
David W. Johnson........          3,883          1,000               --
Richard J. Kogan........          1,000             --               --
John P. Kendall/8/......        169,938          1,000               --
Delano E. Lewis.........          2,825          1,000               --
Howard B. Wentz, Jr. ...         14,494             --               --
All directors and
 executive officers as a
 group (32 persons).....      1,831,671      3,115,561           27,701

--------
/1/ Information regarding Common Stock holdings is as of March 7, 1996, except for holdings in the Savings and Investment Plan, which are as of December 26, 1995. Unless otherwise indicated, beneficial ownership of Common Stock is direct, and the person indicated has sole voting and investment power.

/2/ Each indicated person beneficially owns less than 1% of the outstanding
    Common Stock and Series B Convertible Preference Stock, except for Mr. Mark who beneficially owns 1.8% of the outstanding Common Stock. All directors and executive officers as a group beneficially own 3.3% of the outstanding Common Stock and less than 1% of the outstanding Series B Convertible Preference Stock. Ownership of Common Stock includes direct ownership, options exercisable within 60 days and Savings and Investment Plan holdings.

/3/ This column includes shares of restricted stock which vested on March 1, 1996 and are also included in the total number of restricted stock holdings shown as of December 31, 1995 in footnote 3 on page 12.

/4/ Information regarding Series B Convertible Preference Stock holdings is as of December 26, 1995. Series B Convertible Preference Stock is issued to a trustee acting on behalf of the Company's Savings & Investment Plan. Participants in such plan, including the executive officers named in the
                                          Footnotes continue on following page.

 Summary Compensation Table, have sole voting power over such shares, subject to the trustee's right to vote such shares if the participant fails to do so, but no investment power until distribution in accordance with the terms of such plan, subject to statutory diversification requirements.

/5/ Mr. Alden's holdings do not include 3,000 shares of Common Stock held by his spouse, as to which he disclaims beneficial ownership.

/6/ Mr. Ferguson's holdings do not include 2,364 Common Stock units credited to a deferred account under the Restated and Amended Deferred Compensation Plan for Non-Employee Directors (the "Deferred Compensation Plan"). He has no voting or investment power over the stock units. In addition, in the ordinary course of business, General Re Corporation makes portfolio investments and may from time to time hold securities of the Company. Mr. Ferguson, Chairman of the Board and Chief Executive Officer of General Re Corporation, disclaims any beneficial ownership of these securities.

/7/ Mrs. Hancock's holdings include 200 shares of Common Stock owned jointly with her spouse.

/8/ Mr. Kendall's holdings do not include 310,502 shares of Common Stock held by trusts in which he has a contingent remainderman's interest and 63,603 shares of Common Stock held by trusts in which he has a limited power of appointment. He has no voting or investment power in these trusts, and he disclaims beneficial ownership of such shares. Mr. Kendall's holdings also do not include 2,247 Common Stock units credited to a deferred account under the Deferred Compensation Plan, over which he has no voting or investment power.


Based on a review of the forms and written representations received by the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company believes that, during 1995, its executive officers and directors complied with all applicable Section 16 filing requirements.

BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors met nine times during 1995.

The standing committees of the Board are the Audit Committee, Finance Committee, Personnel and Organization Committee and Committee on Directors.

The Audit Committee oversees management's fulfillment of its financial reporting and disclosure responsibilities and its maintenance of an appropriate internal control system. It recommends appointment of the Company's independent public accountants and oversees the activities of the Company's internal audit function and the Global Business Practices Group. To ensure independence, the independent public accountants, internal auditors and general counsel meet with the Audit Committee with and without the presence of management representatives. Its current members are: Ronald E. Ferguson (Chair), Vernon R. Alden, Jill K. Conway, John P. Kendall (Deputy Chair) and Howard B. Wentz, Jr. It met three times in 1995.

The Finance Committee oversees the financial policies and practices of the Company. It also reviews the financial statements of the Company, makes recommendations to the Board regarding financial and strategic matters and oversees the Company's finance, treasury and related functions. Its current members are: Howard B. Wentz, Jr. (Chair), Ronald E. Ferguson, Ellen M. Hancock (Deputy Chair), John P. Kendall and Reuben Mark. It met six times in 1995.

The Personnel and Organization Committee oversees organizational, personnel, compensation and benefits policies and practices of the Company. It reviews the compensation of the executive officers and recommends to the Board the compensation of the Chief Executive Officer. The Committee administers the 1977 and 1987 Stock Option Plans, the Executive Incentive Compensation Plan and the Executive Severance Plan. It also oversees the Company's charitable giving and other social responsibility programs. Its current members are: Jill K. Conway (Chair), Vernon R. Alden, Ronald E. Ferguson, David W. Johnson (Deputy Chair), John P. Kendall and Delano E. Lewis. It met seven times in 1995.

The Committee on Directors recommends nominees for the Board of Directors. It also makes recommendations to the Board regarding board and committee structure and director compensation and reviews Board member performance. Its current members are: Vernon R. Alden (Chair), Jill K. Conway, John P. Kendall, Delano E. Lewis (Deputy Chair) and Howard B. Wentz, Jr. It met three times in 1995. The Committee on Directors will consider nominees recommended by stockholders. Nominations by stockholders must be made in accordance with the information and timely notice requirements of the Company's By-Laws, a copy of which may be obtained from the Secretary of the Company. Such nominations must be in writing and, for consideration at the 1996 Annual Meeting, received by the Secretary no later than April 4, 1996.

All directors attended at least 93% of the meetings of the Board and the committees on which they served in 1995.

COMPENSATION OF DIRECTORS

On February 7, 1996, the Board of Directors approved a new compensation program for non-employee directors that replaces the Pension Plan for Outside Directors ("Director Pension Plan") and the cash portion of the annual retainer with a corresponding amount of Common Stock. The purpose of this change is to more closely align directors' interest with that of stockholders. The new program will take effect in 1997, subject to stockholders' approval of the Stock Plan for Non-Employee Directors proposed as Item 3 of this proxy statement.

This section describes the current compensation program for non-employee directors and the proposed new compensation program. Please see pages 26 to 28 of this proxy statement for information about the proposed Stock Plan for Non-Employee Directors.

Current Directors' Compensation

In 1995, non-employee directors (that is, all directors except Mr. Mark) received the following compensation: a retainer of $18,000 and 275 shares of Common Stock, a committee retainer of $3,000 for the chair of each committee and $1,500 for the deputy chair of each committee, meeting fees of $1,000 for each Board or committee meeting attended and a stock option grant for 1,000 shares of Common Stock.

Under the Company's Restated and Amended Deferred Compensation Plan for Non-Employee Directors, directors may elect to defer payment of all or a part of their cash compensation as directors and committee members. Deferred fees are credited to a phantom Common Stock account, which is adjusted to reflect changes in the market price of the Common Stock and dividends paid. Distributions are made in cash, either in annual installments or by lump sum, after the retirement or resignation of the director.

Under the Company's Stock Purchase Plan for Non-Employee Directors, directors may elect to have all or a portion of their non-deferred cash compensation used to purchase Common Stock. Shares of

Common Stock that represent retainer and committee chairperson fees are purchased prospectively at the beginning of the year; shares that represent attendance fees are purchased retroactively after the end of the year. In each case, such purchases are made on behalf of directors on the open market following the Company's annual public earnings release. The Company pays brokerage fees and other transaction-related costs.

1995 compensation to non-employee directors also included participation in the Director Pension Plan. Under the Director Pension Plan, a non-employee director who retires after reaching age 72 and who has served a minimum of nine years as a director receives an annual pension equal in value to the annual retainer paid for the twelve-month period prior to retirement. For this purpose, Common Stock received as a retainer is valued at the fair market value on the day that it is granted to the director. A non-employee director who becomes permanently disabled and has five or more years of service as a director receives an undiscounted pension from the date of such disability. A non-employee director who retires before reaching age 72 with at least nine years of service as a director may receive a pension with the approval of the Board. All such pensions are paid quarterly for the lifetime of the director.

In 1995, the Company provided a $50,000 insurance policy for each non-employee director (coverage ends at retirement) and up to $300,000 in travel and accident insurance coverage. In addition, directors are eligible to participate in the Company's matching gift program, under which gifts to educational or medical institutions are matched up to a maximum of $8,000.

1997 Directors' Compensation Program

Under the new directors' compensation program to take effect in 1997, the Director Pension Plan and the cash portion of the annual retainer will be replaced by an annual grant of 375 shares of Common Stock. Implementation of this change is subject to stockholder approval of the Stock Plan for Non-Employee Directors proposed in Item 3.

REPLACEMENT OF DIRECTOR PENSION PLAN. 125 of the 375 shares are in lieu of the Director Pension Plan. The Director Pension Plan will be terminated as of December 31, 1996, except that current directors who are within five years of the retirement age stipulated in the By-Laws of the Company may elect to continue participating in the Director Pension Plan. Those who elect to stay under the Director Pension Plan will not receive the annual grant of 125 shares of Common Stock. The termination of the Director Pension Plan will have no effect on the benefits of directors who have already retired with vested rights.

This annual grant of 125 shares of Common Stock is the amount determined, with the advice of outside compensation consultants, as the equivalent value on an actuarial basis of the benefits provided under the Director Pension Plan. It represents the amount a director who retires from the board at age 72 after 17 years of service would need to set aside annually so that upon retirement he or she would have the lump sum necessary to generate a stream of future annual payments during the anticipated lifetime of the director equal to the yearly pension provided under the Director Pension Plan.

For current directors who have served until now with the expectation that the Director Pension Plan would be in effect and have not received this replacement grant of shares during their years of service to date, their accrued benefit under the Director Pension Plan through the date of its termination will be "frozen" based on the ratio of current service to service at retirement. The accrued pension benefit will be converted to a lump sum and credited to a pension replacement account that will either consist of Common Stock or track the value of Common Stock and will be paid out in cash to a director upon retirement at age 72 after a minimum of nine years of service or upon permanent disability if the disabled director has had at least five years of service. Additionally, the balance in the pension replacement account is payable to a director's beneficiary if he or she dies after completing at least five years of service.

New directors who have joined or join the Board after January 1, 1996, will not participate in the Director Pension Plan. Instead, they will receive a one-time additional cash payment for their services in 1996 equal to the fair market value of a pro-rated portion of 125 shares of Common Stock (that is, the cash equivalent of the stock grant to commence in 1997), pro-rated for any partial year of service.

REPLACEMENT OF CASH RETAINER. 250 of the 375 shares are in lieu of the $18,000 cash portion of the annual board retainer. Annual committee and attendance fees will continue to be paid in cash.

Other than the two changes described above, which will not take effect until 1997 and are subject to stockholder approval of the Stock Plan for Non-Employee Directors proposed in Item 3, no other changes are currently planned in director compensation.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the 1995, 1994 and 1993 compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Officers"). Column (g), Securities Underlying Options, includes reload options, which do not result in an increase in the combined total number of shares and options held by the employee.

                                                                              LONG TERM COMPENSATION
                                               -------------------------------------------------------------------------
                          ANNUAL COMPENSATION                                   AWARDS             PAYOUTS
------------------------------------------------------------------------------------------------------------------------
          (a)               (b)        (c)          (d)        (e)        (f)          (g)           (h)         (i)
                                                              OTHER    RESTRICTED                                ALL
                                                              ANNUAL     STOCK     *SECURITIES                  OTHER
        NAME AND                                            COMPENSA-    AWARDS     UNDERLYING       LTIP      COMPEN-
   PRINCIPAL POSITION      YEAR     SALARY($)   BONUS($)/1/ TION($)/2/   ($)/3/   OPTIONS (#)/4/  PAYOUTS($) SATION($)/6/
   ------------------     -------- ------------ ----------- ---------- ---------- --------------  ---------- ------------
Reuben Mark                   1995      984,667  1,000,000      --     1,516,063      114,074         --       124,767
Chairman of the Board         1994      945,500  1,413,000      --     2,411,731      159,800         --       101,571
and Chief Executive
 Officer                      1993      900,833  1,264,000      --     2,141,552    1,000,000/5/      --        93,949
William S. Shanahan           1995      685,667    487,000      --       355,429       41,000         --        81,923
President and Chief           1994      646,667    650,000      --       693,284      152,700         --        62,212
Operating Officer             1993      606,667    590,000      --       587,248       44,000         --        58,298
Lois D. Juliber               1995      370,499    338,746      --       157,672       53,277         --        23,531
President, Colgate            1994      348,687    213,000      --       311,935       55,566         --        21,479
North America                 1993      315,000    213,000      --       211,555       40,303         --        21,533
Robert M. Agate               1995      393,583    225,000      --       191,588      132,166         --        52,167
Chief Financial Officer       1994      370,833    295,000      --       375,846      128,958         --        41,832
                              1993      344,500    270,000      --       319,521       42,080         --        38,968
David A. Metzler              1995      371,958    193,171      --       157,672       56,825         --        47,019
President Colgate-Europe      1994      348,333    217,992      --       311,935       23,222         --        37,526
                              1993      313,333    214,875      --       211,555       35,662         --        32,712

                                          Footnotes continue on following page.

--------
* Includes reload options granted pursuant to the Accelerated Ownership Feature of the 1987 Stock Option Plan. Reload option grants do not result in an increase in the combined total number of shares and options held by an employee prior to the exercise. See Individual Grants Table on page 14.

/1/ Amounts include bonuses earned for the years indicated, paid on or before March 15 of the following year, consistent with past practice.

/2/ None of the Named Officers received perquisites or other personal benefits in an amount large enough to require reporting in this column, nor did any of them receive any other compensation required to be reported in this column.

/3/ The restricted stock awards shown in this column were granted under the Company's Long Term Global Growth Program described on page 22. Restricted stock awards under this program reflect the achievement of certain financial goals (growth in net sales and earnings per share) over a measurement period (two years for 1993 and three years for 1994 and 1995).

    Awards shown include those earned for the years indicated, paid on or before March 15 of the following year, consistent with past practice. Awards vest in three years. Dividend equivalents accrue on the restricted stock during the vesting period. As of December 31, 1995, the Named Officers as a group held an aggregate of 286,174 shares of restricted stock, with a value of $20,103,724, based on the closing market price of the Common Stock on December 31, 1995.

    The number and value of the restricted stock holdings of each of the Named Officers at December 31, 1995, are set forth below:

                                                          # OF SHARES  $ VALUE
                                                          ----------- ----------
    Reuben Mark..........................................   182,898   12,848,585
    William S. Shanahan..................................    51,378    3,609,305
    Lois D. Juliber......................................    14,285    1,003,521
    Robert M. Agate......................................    26,397    1,854,389
    David A. Metzler.....................................    11,216      787,924

/4/ Amounts include reload options granted during 1995, 1994 and 1993 pursuant to the Accelerated Ownership Feature of the 1987 Stock Option Plan. This feature was implemented to promote increased employee share ownership by encouraging the early exercise of options and retention of shares. Under this feature, if an employee uses shares he or she already owns to pay the exercise price of a stock option or the related taxes withheld, he or she receives a new option for an equal number of shares at the then current market price with the same expiration date as the original option. The incremental shares received upon exercise of the stock option over the shares surrendered are restricted from sale for a period of two years. The new, or reload, option grant does not result in an increase in the combined total number of shares and options held by an employee prior to the exercise.

    The number of reload options included in the amounts shown in column (g) for 1995, 1994 and 1993, respectively, are as follows: Mr. Mark, 114,074, 159,800 and 0; Mr. Shanahan, 0, 109,700 and 0; Ms. Juliber, 35,277, 26,566
    and 22,303; Mr. Agate, 113,166, 107,958 and 20,080 and Mr. Metzler, 37,825,
    3,222 and 18,622. See also Individual Grants Table on page 14.
                                          Footnotes continue on following page.

/5/ The amount shown represents an upfront grant of "above-market" stock options
    (that is, options with an exercise price above the market price at the time of grant) in place of grants that would otherwise have been made during the period 1993-1998.

/6/ Amounts shown in All Other Compensation, column (i), are pursuant to programs available to all employees generally, as follows:

                                                    SUPPLEMENTAL
                       SAVINGS &                     SAVINGS &
                       INVESTMENT                    INVESTMENT     VALUE OF
                          PLAN     RETIREE  SUCCESS     PLAN      COMPANY PAID
                        COMPANY   INSURANCE SHARING   COMPANY    LIFE INSURANCE
     NAMED OFFICER       MATCH     ACCOUNT  ACCOUNT    MATCH        PREMIUMS
     -------------     ---------- --------- ------- ------------ --------------
  Reuben Mark.........   6,300     14,729    1,875     87,583        14,280
  William S.
   Shanahan...........   6,300     14,729    1,875     46,672        12,347
  Lois D. Juliber.....   4,950        736    1,875     13,710         2,260
  Robert M. Agate.....   6,300     14,729    1,875     21,238         8,025
  David A. Metzler....   6,300     14,729    1,875     17,858         6,257

 The amounts shown as Savings & Investment Plan Company Match, Retiree Insurance Account and Success Sharing Account represent the value (as of the time of allocation) of shares of Series B Convertible Preference Stock allocated to the Named Officers' Accounts under the Savings and Investment Plan. Premium payments for life insurance were not made pursuant to split dollar life insurance arrangements.

1995 OPTION GRANTS

The following table shows information regarding grants of stock options in 1995 to the Named Officers. The table includes both new options granted in 1995 and reload options granted automatically under the Accelerated Ownership Feature of the 1987 Stock Option Plan described on page 12 in footnote 4. Use of the Accelerated Ownership Feature does not result in an increase in the total combined number of shares and options held by an employee. The Company did not grant any stock appreciation rights during 1995.

                               INDIVIDUAL GRANTS

----------------------------------------------------------------------------------------
          (a)               (b)          (c)           (d)         (e)         (f)
                         NUMBER OF    % OF TOTAL
                         SECURITIES    OPTIONS
                         UNDERLYING   GRANTED TO     EXERCISE               GRANT DATE
                          OPTIONS     EMPLOYEES      OR BASE                 PRESENT
   EXECUTIVE OFFICER      GRANTED   IN FISCAL YEAR PRICE ($/SH) EXP. DATE VALUE ($)(/8/)
   -----------------     ---------- -------------- ------------ --------- --------------
Reuben Mark
 5/95 Reload Op-
  tions(/1/)............  114,074        4.42%       73.3125    03/08/99    1,106,518
                          =======        ====                               =========
William S. Shanahan
 1995 Grant(/2/)........   41,000        1.59%       68.6875    09/06/05      544,890
                          =======        ====                               =========
Lois D. Juliber
 1995 Grant(/2/)........   18,000        0.70%       68.6875    09/06/05      239,220
 5/95 Reload Op-
  tions(/1/)............   24,723        0.96%       68.7500       (/3/)      221,765
 10/95 Reload Op-
  tions(/1/)............   10,554        0.41%       70.6875       (/4/)       95,303
                          -------        ----                               ---------
  TOTAL.................   53,277        2.07%                                556,288
                          =======        ====                               =========
Robert M. Agate
 1995 Grant(/2/)........   19,000        0.74%       68.6875    09/06/05      252,510
 5/95 Reload Op-
  tions(/1/)............   52,148        2.02%       70.3125       (/5/)      486,019
 10/95 Reload Op-
  tions(/1/)............   61,018        2.36%       70.6876       (/6/)      550,993
                          -------        ----                               ---------
  TOTAL.................  132,166        5.12%                              1,289,522
                          =======        ====                               =========
David A. Metzler
 1995 Grant(/2/)........   19,000        0.74%       68.6875    09/06/05      252,510
 5/95 Reload Op-
  tions(/1/)............   37,825        1.47%       72.0625       (/7/)      361,229
                          -------        ----                               ---------
  TOTAL.................   56,825        2.21%                                613,739
                          =======        ====                               =========

--------
/1/ Reload options received pursuant to the Accelerated Ownership Feature become fully exercisable six months after the date of grant and terminate on the expiration date of the original option. See also footnote 4 on page 12.

/2/ The 1995 option grants (other than options granted pursuant to the Accelerated Ownership Feature referred to above) become exercisable in increments of one-third annually commencing on the first anniversary date of the option grant and become fully exercisable on the third anniversary date thereof.

/3/ Includes the following options received pursuant to the Accelerated
    Ownership Feature: 3,480 options expiring on 09/07/98; 5,105 options expiring on 09/01/03; 9,475 options expiring on 09/03/02; 1,187 options expiring on 11/05/02; and 5,476 options expiring on 09/13/99.

/4/ Includes the following options received pursuant to the Accelerated
    Ownership Feature: 5,023 options expiring on 09/01/03; and 5,531 options expiring on 09/07/04.

                                          Footnotes continue on following page.

/5/ Includes the following options received pursuant to the Accelerated
    Ownership Feature: 5,200 options expiring on 10/10/01; 6,688 options expiring on 06/12/96; 1,758 options expiring on 06/13/96; 4,573 options expiring on 09/09/97; 11,447 options expiring on 09/12/00; 5,083 options expiring on 10/10/01; and 17,399 options expiring on 09/13/99.

/6/ Includes the following options received pursuant to the Accelerated
    Ownership Feature: 6,117 options expiring on 09/03/02; 6,139 options expiring on 09/01/03; 6,114 options expiring on 09/07/04; 5,183 options expiring on 10/10/01; 12,194 options expiring on 09/03/02; 546 options expiring on 09/09/97; 11,894 options expiring 09/07/98; 6,736 options expiring on 09/12/00; and 6,095 options expiring on 09/01/03.

/7/ Includes the following options received pursuant to the Accelerated
    Ownership Feature: 10,834 options expiring on 09/13/99; 13,164 options expiring on 09/12/00; 11,210 options expiring on 10/10/01; and 2,617 options expiring on 06/12/96.

/8/ Amounts shown are estimates of the value of the options calculated by Hewitt
    Associates using a Black-Scholes based option valuation model. The material assumptions and adjustments incorporated into the Black-Scholes based model include the exercise price of the option, the option term (including the impact of the Accelerated Ownership Feature), an interest rate factor based on the U.S. Treasury rate over the option term (ranging from 5% to 7%), a volatility factor based on the standard deviation of the price of the Common Stock for the one year period prior to the grant date (ranging from 18% to 20%) and a dividend rate based on the annualized dividend rate per share of Common Stock at the grant date. The actual value of the options, if any, will depend on the extent to which the market value of the Common Stock exceeds the price of the option on the date of exercise. Management believes that the Black-Scholes model was not developed for the purpose of valuing employee stock options, particularly those having rights such as the Accelerated Ownership Feature. There can be no assurance that this Black-Scholes based model will approximate the value the executive will actually realize.

1995 OPTION EXERCISES AND YEAR-END VALUES

The following table shows information regarding the exercise of stock options during 1995 by the Named Officers and the number and value of any unexercised stock options as of December 31, 1995.

           (a)                 (b)          (c)           (d)           (e)
                                                       NUMBER OF
                                                      SECURITIES     VALUE OF
                                                      UNDERLYING    UNEXERCISED
                                                      UNEXERCISED  IN-THE-MONEY
                                                      OPTIONS AT    OPTIONS AT
                              SHARES                  FY-END (#)    FY-END ($)
                           ACQUIRED ON     VALUE     EXERCISABLE/  EXERCISABLE/
    EXECUTIVE OFFICER      EXERCISE (#) REALIZED ($) UNEXERCISABLE UNEXERCISABLE
    -----------------      ------------ ------------ ------------- -------------
Reuben Mark...............   253,900     11,567,347    1,710,084/   30,926,137/
                                                         333,333       433,123
William S. Shanahan.......    16,946        301,851      298,961/    4,224,022/
                                                          84,334       731,234
Lois D. Juliber...........    40,426        578,120       64,057/      393,704/
                                                          43,334       399,217
Robert M. Agate...........   129,291      1,385,516       52,148/            0/
                                                         101,352       358,616
David A. Metzler..........    60,226      2,060,175       91,916/      901,032/
                                                          38,001       319,078

The option values shown above reflect an increase in the market value of the Company from $2.7 billion as of December 31, 1987 (the earliest grant year of the options reported above) to $10.2 billion on December 31, 1995.

RETIREMENT PLAN

Table A below shows the estimated maximum annual retirement benefit payable to persons (including the Named Officers) retiring in 1996 under the "final average earnings" formula of the Colgate Employees' Retirement Income Plan (the "Retirement Plan"). Table B shows the estimated annual retirement benefit for each of the Named Officers payable under the Colgate Personal Retirement Account ("PRA") formula, which was added to the Retirement Plan on July 1, 1989. All salaried employees of the Company employed at June 30, 1989 (including the Named Officers) were offered a one-time election to maintain the Retirement Plan's benefit under the "final average earnings" formula by making monthly contributions of 2% of recognized earnings (described below) up to the Social Security wage base and 4% of recognized earnings in excess of the wage base. All of the Named Officers made this one-time election in 1989. The Named Officers and other employees who so elected are entitled at retirement to receive the greater of the benefit under the "final average earnings" benefit formula (Table A) or the benefit under the PRA formula (Table B).

                                    TABLE A

                               (EXPRESSED IN $)

                                            YEARS OF SERVICE
REMUNERATION/1/,/2/,/3/    15      20       25        30        35        40
-----------------------  ------- ------- --------- --------- --------- ---------
  500,000............... 135,000 180,000   225,000   270,000   315,000   360,000
  750,000............... 202,500 270,000   337,500   405,000   472,500   540,000
1,250,000............... 337,500 450,000   562,500   675,000   787,500   900,000
1,750,000............... 472,500 630,000   787,500   945,000 1,102,500 1,260,000
2,250,000............... 607,500 810,000 1,012,500 1,215,000 1,417,500 1,620,000
2,750,000............... 742,500 990,000 1,237,500 1,485,000 1,732,500 1,980,000

--------

/1/ Remuneration equals "final average earnings," which is the average of the individual's highest consecutive three years of "recognized earnings" out of the ten years immediately preceding retirement. For the Named Officers, "recognized earnings" is the sum of the regular salary earned during the prior year (column (c) in the Summary Compensation Table on page 11) (or annual salary as of January 1, if higher), plus the bonus payment paid during the preceding calendar year (column (d) in the Summary Compensation Table on page 11).

/2/ The number of years of credited service under the Retirement Plan as of January 1, 1996 for the Named Officers are: Mr. Mark--32 years 7 months; Mr. Shanahan--30 years 5 months; Ms. Juliber--7 years 5 months; Mr. Agate--34 years 11 months; and Mr. Metzler--30 years 11 months.

/3/ Includes payments under the Supplemental Employees' Retirement Plan in excess of limitations under the Internal Revenue Code of 1986, as amended. Benefits are computed by multiplying "final average earnings" by the product of years of credited service and 1.8%. Benefits payable under the Supplemental Employees' Retirement Plan are subject to a maximum of 70% of the sum of the individual's base salary at retirement and bonus for the calendar year immediately preceding retirement, less benefits payable under the basic Retirement Plan. Benefits are subject to an offset for Social Security and certain other enumerated benefits.

Benefits under the PRA are determined as follows: On July 1, 1989, an account with an opening balance was established for each eligible person employed on June 30, 1989, equal to the greater of (i) the lump-sum value of the pension then accrued under the Retirement Plan's "final average earnings" formula or
(ii) an amount calculated by aggregating the monthly pay-based credits which would have been made to the employee's account had the PRA always been in effect. Thereafter, and with respect to PRA accounts established for any eligible employee hired on or after July 1, 1989, monthly pay-based credits are accumulated in an employee's account, being determined as a percentage of the employee's monthly recognized earnings in accordance with the following formula:

                                              UP TO 1/4 OF       OVER 1/4 OF
                                             SOCIAL SECURITY THE SOCIAL SECURITY
   YEARS OF SERVICE                             WAGE BASE         WAGE BASE
   ----------------                          --------------- -------------------
    0- 9....................................      2.50%              3.75%
   10-14....................................      3.00%              4.50%
   15-19....................................      4.00%              6.00%
   20-24....................................      5.35%              8.00%
   25 or more...............................      7.50%             11.25%

In addition, the employee's account is credited monthly with interest at an annual rate of 2% over the current six-month Treasury bill rate, adjusted quarterly.

                                    TABLE B

Table B shows the estimated annual retirement benefits payable under the PRA for each of the Named Officers, based on 1995 recognized earnings and assuming no future increases in such earnings and an annuity rate of 9%:

                                                           YEAR     AMOUNT OF
                                                         REACHING     LEVEL
                                                          AGE 65  ANNUITY ($)/1/
                                                         -------- --------------
   Reuben Mark..........................................   2004      861,344
   William S. Shanahan..................................   2005      473,751
   Lois D. Juliber......................................   2014      145,209
   Robert M. Agate......................................   2001      221,407
   David A. Metzler.....................................   2008      260,091

--------
/1Includes/payments in excess of Internal Revenue Code limitations under the Supplemental Employees' Retirement Plan. Benefits payable under the Supplemental Employees' Retirement Plan are subject to a maximum of 70% of the sum of the individual's base salary at retirement and bonus for the calendar year immediately preceding retirement, less benefits payable under the basic Retirement Plan.

EXECUTIVE SEVERANCE PLAN AND OTHER ARRANGEMENTS

The Executive Severance Plan (the "Severance Plan") was adopted by the Board of Directors effective September 1, 1985, and was last amended as of June 8, 1995. The Severance Plan is administered by the Personnel and Organization Committee (the "P&O Committee"). The P&O Committee selects participants from among the executive officers and other key personnel of the Company and has selected the Named Officers, among others, as participants.

If within two years of a change of control of the Company (as defined in the Severance Plan), an executive participating in the Severance Plan terminates employment due to an adverse change in conditions of employment or the Company terminates the executive's employment other than for cause (defined as serious willful misconduct likely to result in material economic damage to the Company), the executive is entitled to receive, in a lump sum, an amount equal to between 12 and 36 months of compensation and a pro rata cash bonus under the Executive Incentive Compensation Plan for the period prior to termination. Compensation is defined to include the executive's base salary as of the termination date plus his or her highest cash award under the Executive Incentive Compensation Plan within the last five years. If an outside accounting firm determines that receipt of such a lump sum under the Severance Plan would subject the executive officer to tax under Section 4999 of the Internal Revenue Code, he or she may elect to receive in lieu of such lump sum, a reduced amount resulting in equal or greater net after-tax aggregate payments than would be received by payment of the lump sum.

In addition, the Company has made commitments to participants in the Severance Plan that if it terminates the employment of a participant at its convenience rather than as a result of a change of control, it will continue the participant's base salary and certain benefits for a period ranging from nine to 36 months. No payments are made in the event of a voluntary termination (which does not include termination due to an adverse change in conditions of employment) or termination for cause. In addition, the period during which salary is continued and benefits are paid does not extend beyond attainment of age 65 or attainment of 85 or more combined years of age and service with the Company.

Other arrangements relating to a change of control contained in existing Company benefit plans are as follows. Under the 1977 and 1987 Stock Option Plans, all outstanding stock options held by employees, whether or not then currently exercisable, become immediately exercisable upon a change of control. Under the Non-Employee Director Stock Option Plan, all outstanding options granted to non-employee directors also become immediately exercisable upon a change of control regardless of whether or not they were then fully vested and exercisable or the options may be surrendered for the difference between their exercise price and the stock's current value. In addition, the vesting of restricted stock awards to employees granted under the Executive Incentive Compensation Plan is accelerated upon a change of control. With respect to the Supplemental Employees' Retirement Plan, which is an unfunded plan, the Company has arranged for a letter of credit which requires the issuing bank to fund the accrued benefits payable under such plan in the event of a change of control of the Company and the Company's refusal to pay the benefit. Funding will be made by payments to a trust, which currently is subject to the claims of the Company's creditors in the event of an insolvency.

COMPENSATION COMMITTEE INTERLOCKS AND CERTAIN TRANSACTIONS

As discussed above, the members of the P&O Committee during 1995 were Mrs. Conway and Messrs. Alden, Ferguson, Johnson, Kendall and Lewis. All six members are non-management directors, and none has any direct or indirect material interest in or relationship with the Company or any of its subsidiaries, other than stockholdings as discussed above and as related to his or her position as director. None of the executive officers of the Company has served on the Board of Directors or compensation committee of any other entity, any of whose officers served either on the Company's Board of Directors or the P&O Committee.

The Company from time to time enters into non-leveraged swap agreements with various financial institutions, including General Re Financial Products Corporation (a subsidiary of General Re Corporation), the effect of which is typically to convert the Company's debt from floating to fixed rate obligations. The Company's fixed rates are set by competitive bid. These transactions are entered into in the ordinary course of the Company's and General Re Corporation's business, are made on customary terms and conditions and are not material to the Company or General Re Corporation. Ronald Ferguson, a director of the Company, is the Chairman of the Board and Chief Executive Officer of General Re Corporation. The Company believes that Mr. Ferguson has no direct or indirect material interest in these transactions.

P&O COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Pursuant to the rules of the SEC, set forth below is the report of the Personnel & Organization Committee (P&O Committee) regarding its compensation policies for 1995 for the Company's executive officers, including the Chief Executive Officer.

The Company's executive compensation practices are designed to support its business goals of fostering profitable growth and increasing shareholder value. The Company seeks to align the interests of executives and stockholders through the use of stock-based compensation plans. In addition, the Company's policy is to pay for performance; that is, the better the individual, team, business unit and/or global performance against established goals and objectives, the greater the compensation reward. Finally, each element of the Company's compensation package is designed to be competitive with the compensation practices of other leading consumer products and industrial companies.

As noted above, the P&O Committee is composed entirely of non-management directors. In addition to Company sources, the P&O Committee periodically retains the services of independent compensation consultants to help it assess the competitiveness and effectiveness of the Company's executive compensation practices in general and for the Chief Executive Officer in particular. In 1994, Towers Perrin consulted with the P&O Committee in its review of Section 162(m) of the Internal Revenue Code and in developing modifications to existing compensation plans to qualify compensation paid to its executive officers for deductibility. The Company's practice is to maximize the deductibility of compensation paid to executive officers, to the extent possible consistent with the Company's objectives to attract and retain high caliber executives. In 1995, Towers Perrin conducted a comprehensive review of the Company's long term compensation program including the appropriateness of the performance measures, payout levels relative to performance and the competitiveness of the plan design features.

The P&O Committee reviewed and recommended the overall compensation of Reuben Mark, the Chairman and Chief Executive Officer of the Company, subject to the approval of the non-management directors. In addition, the P&O Committee reviewed and approved, and the Board ratified, the overall compensation of the other executive officers of the Company. The key elements of compensation used by the Company are base salary and performance-based incentives including annual cash bonuses, stock options and other long term incentives. This report discusses the Company's practices regarding each of these elements as applied to the executive officers generally and concludes with a separate discussion of Mr. Mark's compensation in particular.

BASE SALARY

The Company's practice is to pay salaries that are competitive with a comparison group of other leading consumer products and industrial companies (the "Comparison Group"). The companies in the Comparison Group are selected by the Company's Human Resources department based on the recommendation of independent compensation consultants and are reviewed and approved by the P&O Committee. While the Comparison Group is comprised primarily of consumer products companies, companies outside the consumer products field are also included because the Company believes, and the P&O Committee concurs, that the market for executive talent is broader than simply other consumer products companies. The peer group used in the Stock Price Performance Graph on page 25 is composed solely of companies with whom the Company competes in one or more of its primary businesses. The composition of the Comparison Group is updated periodically.

The midpoint of the salary range for executive officers is set at the median of the Comparison Group, with salaries above the median available to exceptional performers and key contributors to the success of the Company. Annual salary adjustments are based on individual performance, assumption of new responsibilities, competitive data from the Comparison Group and the Company's overall annual salary budget guidelines. If an executive officer is responsible for a particular business unit, such unit's financial results are taken into account. In addition, other performance measures, such as improvements in customer service, faster product development, improving market share of Colgate brands, global expansion and productivity increases, are considered.

Increases for executive officers were determined by the direct manager of each officer based on the factors discussed above. In 1995, salaries for executive officers as a group were at approximately the fiftieth percentile of the Comparison Group for similar jobs.

ANNUAL CASH BONUS

In 1995, the Company's executive officers were eligible for annual cash bonuses under the Executive Incentive Compensation Plan ("EICP" or the "EICP Plan"). Annual bonuses under EICP for certain covered executives are payable only upon the successful attainment of specific performance measures established in advance by the P&O Committee. During 1995, the covered executives for annual EICP bonus purposes included the Chief Executive Officer and the seven executive officers who report directly to him (the "Covered Executives"). The amount of the annual EICP bonus for these Covered Executives is payable based upon the degree of achievement of the pre-established performance measures, subject to the P&O Committee's discretion to adjust awards downward. The pre-established performance measure was an earnings per share goal.

Bonuses for executive officers who were not Covered Executives were determined by a formula based on the financial performance of the entire Company as a whole or the business unit to which an executive was assigned as well as performance against specific individual and team goals. Financial performance measures are based on the budgetary process which permits adjustments from time to time to take account of unusual items beyond the control of the Company or business unit involved. The Company-wide financial performance measure was an earnings per share goal, and this applied to all executive officers with corporate-wide responsibilities. The business unit financial measures were sales and profit, and these applied to all officers with specific business unit responsibilities.

All executive officers are assigned threshold, target and maximum bonus award opportunities based on their grade levels. Target award opportunities are generally set at the median of the Comparison Group. If the Company or business unit exceeds its earnings per share or sales and profit goals, above-target bonuses may be granted. If the minimum financial goals have not been met, bonuses, if any, would be below the target level.

During 1995, despite record sales and volume growth, the Company did not meet its earnings per share budget due in large part to the peso devaluation and deep recession in Mexico. However, most business units met or exceeded their sales and profit goals. Bonuses for executive officers as a group, excluding Covered Executives, were down an average of 6% and were at approximately the fiftieth percentile of bonus levels of the Comparison Group.

Cash awards paid to Covered Executives were down 25% to 30% compared to the previous year. These cash awards included the formula-driven EICP bonus awards described above and a separate additional cash payment averaging 36% of a Covered Executive's total cash award (43% in the case of the Chief Executive Officer). These separate additional cash payments were made in recognition of management's successful leadership of the Company during 1995. These efforts included the strategic management of the impact of the Mexican economic crisis, management's efforts in the implementation of the Kolynos acquisition and management's continued focus on expense containment strategies. Total cash awards for Covered Executives were approximately at the fiftieth percentile of the Comparison Group.

LONG TERM PERFORMANCE-BASED INCENTIVES

Colgate has two principal compensation vehicles for encouraging the long term growth and performance of the Company. The first is stock options granted under the 1987 Stock Option Plan, and the second is restricted stock awards under the Long Term Global Growth Program of the EICP Plan.

THE 1987 STOCK OPTION PLAN

Under the Company's 1987 Stock Option Plan, stock options are generally granted annually to executive officers. Guidelines for the size of stock option awards are developed based on factors similar to those used to determine salary and bonus, including a review of the practices of the Comparison Group. Since the Company, with the concurrence of the P&O Committee, views the granting of stock options as a way to obtain competitive compensation advantage, target award levels are set from the median to the 75th percentile of the Comparison Group. Actual award grants may vary from target based on individual performance, business unit performance or the assumption of increased responsibilities. In the event of poor corporate performance, the P&O Committee may decide not to grant annual stock options. 1995 stock option awards for executive officers as a group were slightly above target award levels. The amount and terms of current stock holdings by executive officers did not influence grant decisions.

Stock options during 1995 (other than options granted under the Accelerated Ownership Feature described on page 12 in footnote 4) were granted with an exercise price equal to the market price of the Common Stock on the date of grant and have a ten-year term. They vest in equal annual installments over three years. This approach is designed to motivate the creation of stockholder value over the long term since the full benefit of the stock option grant cannot be realized unless stock price appreciation occurs over a number of years. In addition, the Accelerated Ownership Feature of the 1987 Stock Option Plan (as previously approved by stockholders) facilitates ownership and retention of the Common Stock by executive officers of the Company. Since its inception, the Accelerated Ownership Feature has resulted in a significant increase in ownership of Common Stock by executive officers of the Company.

THE LONG TERM GLOBAL GROWTH PROGRAM

Under the Long Term Global Growth Program, long term incentive awards are dependent on Company achievement of targeted levels of growth in compound global annual net sales and earnings per share over a three-year measurement period. In addition to these financial measures, supplemental measures dealing with non-financial business fundamentals are established from time to time.

Each year an executive officer is assigned a threshold, target and maximum award opportunity which is realizable if the Company meets or exceeds specific financial goals, e.g., sales and earnings per share, over the following three years. The target award opportunities are set in dollars as a percentage of salary at approximately the median of the Comparison Group, except for the Chairman's target which is expressed as a specific number of shares. At the end of the measurement period, awards are made in the form of restricted stock based on the fair market value of the Common Stock on the date the award is actually made. Awards are subject to the discretion of the P&O Committee. Once awarded after the three-year measurement period, the restricted stock grants are subject to possible forfeiture for an additional three year period if the executive's employment with the Company is terminated during that time.

The P&O Committee granted restricted stock awards to executive officers under the Long Term Global Growth Program for 1995 based on sales and earnings per share growth over the 1993 through 1995 measurement period. Due primarily to the impact of the Mexican peso devaluation on earnings, all participants received an award below target based on a pre-established formula relating sales and earnings per share growth to target. Awards for executive officers decreased 44% on average from the prior year. The amount and terms of current stock holdings by executive officers did not influence grant decisions.

1995 CHIEF EXECUTIVE OFFICER COMPENSATION

The P&O Committee reviewed and recommended the overall compensation of Reuben Mark, the Chairman and Chief Executive Officer of the Company, subject to the approval of the non-management directors. As discussed in the Base Salary section above, the midpoint of the salary range for executive officers is set at the median of the Comparison Group, with salaries above the median available to exceptional performers and key contributors to the success of the Company. In setting Mr. Mark's 1995 base salary, the key factor the P&O Committee considered was the Company's pre-established guidelines for determining salary increases. Other factors included the Company's success in exceeding its sales and profit goals in 1994, Mr. Mark's tenure as Chief Executive Officer, his individual performance and contributions to the continuing success and increased value of the Company and a comparison of base salaries of other chief executive officers in the Comparison Group. During 1995, the P&O Committee increased Mr. Mark's annual salary by 4%. Mr. Mark's salary is at approximately the fiftieth percentile of the Comparison Group.

As discussed above in the Annual Cash Bonus section, the Chief Executive Officer's annual EICP bonus is payable based upon the successful attainment of specific performance measures established in advance by the P&O Committee, subject to the P&O Committee's discretion to adjust calculated EICP awards downward. During 1995, the pre-established performance was an earning per share goal. Mr. Mark was awarded a total cash bonus of $1,000,000, a decrease of 29% over the previous year. Included in this award are the formula driven EICP bonus award and a separate additional cash payment, as discussed on page 21 above, granted by the P&O Committee in recognition of the CEO's successful leadership of the Company during 1995. As noted above, these efforts included the strategic management of the impact of the Mexican economic crisis, management's efforts in the implementation of the Kolynos acquisition and management's continued focus on expense containment strategies. The Chief Executive Officer's total cash bonus was at approximately the fiftieth percentile of the Comparison Group.

Mr. Mark is also eligible for awards under the Long Term Global Growth Program discussed above. Mr. Mark's target award opportunity under this program, stated in shares of Common Stock rather than cash, for the measurement period 1993-1995 was 24,300 shares. As discussed above in the Long Term Global Growth Program section, the P&O Committee granted restricted stock awards to executive officers under the Long Term Global Growth Program for 1995 based on sales and earnings per share growth over the 1993 through 1995 measurement period. The Chief Executive Officer and all executive officers as a group received an award below target based on a pre-established formula relating sales and earnings per share growth to target. Mr. Mark was granted 19,100 restricted shares for the 1993-1995 measurement period, a 50% decrease in shares from the prior year.

No new stock option grants (other than options granted under the Accelerated Ownership Feature described on page 12 in footnote 4) were granted to Mr. Mark in 1995. (See footnote 5 on page 13.)

In summary, the P&O Committee believes that executive performance significantly influences Company performance, and therefore the P&O Committee's approach to executive compensation has been guided by the principle that executives should have the potential for increased earnings when performance objectives are exceeded, provided there is appropriate downside risk if performance targets are not met.

The foregoing report has been furnished by Mrs. Conway (Chair) and Messrs. Alden, Ferguson, Johnson, Kendall and Lewis.

STOCK PRICE PERFORMANCE GRAPH

The following graph compares cumulative total stockholder returns on the Common Stock against the S&P Composite-500 Stock Index and a peer company index for a five-year period ending December 31, 1995.

                         [GRAPH APPEARS HERE]


                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
          AMONG COLGATE-PALMOLIVE, S&P 500 INDEX AND PEER GROUP INDEX


Measurement period
(Fiscal year Covered)   COLGATE-PALMOLIVE  S&P 500 INDEX  PEER GROUP
---------------------   -----------------  -------------  ----------
Measurement PT -
12/31/90                $ 100              $ 100          $ 100

FYE 12/31/91            $ 136              $ 130          $ 127
FYE 12/31/92            $ 159              $ 140          $ 137
FYE 12/31/93            $ 182              $ 155          $ 146
FYE 12/31/94            $ 190              $ 157          $ 167
FYE 12/31/95            $ 216              $ 215          $ 217


The 1995 return for the Common Stock shown on the above graph is based on a closing price per share as of December 31, 1995 of $70.25; as of February 29, 1996, the closing price per share of the Common Stock had increased to $80.50. The following table shows cumulative total shareholder returns, computed on the same basis as set forth above, from 1990 to March 7, 1996 for the Common Stock, the peer group and the S&P 500:

                                                                   MARCH 7, 1996
                                                                   -------------
    Colgate-Palmolive.............................................      249
    Peer Group....................................................      229
    S&P 500.......................................................      229

The companies included in the peer company index compete with the Company in one or more of its primary businesses and are the same as included in last year's proxy statement, except for the deletion of Eastman Kodak Company, which divested its line of business (Lehn & Fink) that competed with the Company. They are as follows: Avon Products, Inc., Clorox Company, The Dial Corp., Dow Chemical Company (Dow Brands), Gillette Company, Ralston Purina Company (Pet Foods Division), The Procter & Gamble Company, Quaker Oats Company (Pet Foods Division) and Unilever N.V. The Comparison Group discussed in the P&O Committee Report earlier in this proxy statement includes other industrial companies and consumer products companies for reasons discussed in the report.

2. APPROVAL OF SELECTION OF AUDITORS

The Board of Directors, on the recommendation of the Audit Committee, has selected Arthur Andersen LLP as auditors for the year ending December 31, 1996. Arthur Andersen LLP has audited the accounts of the Company since its incorporation. The Board of Directors considers it desirable to continue the services of Arthur Andersen LLP. Representatives of Arthur Andersen LLP are expected to be present at the meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions. If the stockholders should fail to approve the selection of auditors, auditors will be designated by the Board of Directors.

The Board recommends a vote IN FAVOR of the approval of the selection of Arthur Andersen LLP as auditors.

3. ADOPTION OF STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

INTRODUCTION

At the Annual Meeting, the Company's stockholders will be requested to consider and act upon a proposal to adopt the Colgate-Palmolive Company Stock Plan for Non-Employee Directors attached as Appendix A to this proxy statement (the "Director Stock Plan").

The Director Stock Plan replaces the existing Stock Compensation Plan for Non-Employee Directors, which was adopted in 1987 and provides for an annual grant of 275 shares of Common Stock to non-employee directors. Under the new Director Stock Plan, the annual grant will be 650 shares of Common Stock. The additional shares replace the current pension benefit and annual cash retainer provided to directors, as described on pages 10 to 11 of this proxy statement.

The Board of Directors adopted the Director Stock Plan on February 7, 1996, subject to stockholder approval. The Director Stock Plan will become effective on January 1, 1997, and will remain in effect until terminated by action of the Board. The purpose of the plan is to attract and retain qualified persons to serve as directors, to enhance the equity interest of directors in the Company, to solidify the common interests of the directors and stockholders and to encourage the highest level of director performance by providing directors with a proprietary interest in the Company's performance and progress.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE DIRECTOR STOCK PLAN.

DESCRIPTION

Set forth below is a summary of certain important features of the Director Stock Plan, which summary is qualified in its entirety by reference to the actual plan attached as Appendix A.

Administration. The Director Stock Plan will be administered by the Employee Relations Committee, the members of which are appointed from time to time by the Board of Directors.

Eligibility. All non-employee directors, currently nine of the ten members of the Board, will be compensated under the Director Stock Plan.

New Plan Benefits. Each non-employee director will receive 650 shares of the Common Stock per year, except for those who have elected to remain under the Pension Plan for Outside Directors, who will receive 525 shares (650 minus the 125 shares that are in lieu of the Pension Plan benefit).

Based on the $79.00 closing price per share of the Common Stock as reported for New York Stock Exchange Composite Transactions on February 13, 1996, 650 shares of Common Stock have a market value of $51,350, and 525 shares a market value of $41,475. Based on the same price, the total amount payable annually to current non-employee directors as a group (assuming they each receive the 650 share maximum) would be as follows:

                                                DOLLAR VALUE($) NUMBER OF SHARES
                                                --------------- ----------------
   Non-Employee Director Group.................    $462,150       5850 shares

Plan Features. The shares will be paid to directors on the third business day following the date of the public announcement of the Company's annual sales and earnings. Either authorized but unissued shares or reacquired shares may be used. If there is a change such as a stock split or stock dividend in the Common Stock, appropriate adjustment will be made in the number of shares to be paid.

Each Non-Employee Director may elect to defer receipt of all or part of the shares granted under the Plan. All deferred shares may be deposited in a "rabbi trust" until distribution. Deferred shares will be distributed to the non-employee director (or, in the event of his or her death, to his or her designated beneficiary) upon the cessation of his or her services as a non-employee director. Distribution will be either in installments over a period of ten years or, if elected by the director, in installments over a shorter periods or in a lump sum. Directors may receive an early distribution of some or all of the shares in the event of an unforeseeable emergency involving severe financial hardship.

In addition to the above provisions, the Director Stock Plan also contains a provision intended to replace the current Stock Purchase Plan for Non-Employee Directors. Like that plan, this provision allows directors to elect to have all or a part of their non-deferred cash compensation used to purchase Common Stock under terms and conditions substantially similar to those under the current Stock Purchase Plan, as described on pages 9-10 of this proxy statement.

If the Director Stock Plan is approved by stockholders, both the existing Non-Employee Director Stock Compensation Plan and the Stock Purchase Plan would be terminated.

Amendment. The Board may amend the Director Stock Plan as it deems proper without further approval by the stockholders, subject to certain limitations as necessary to ensure compliance of the Plan and transactions thereunder with the exemption from reporting provided under Rule 16b-3 of the Securities and Exchange Commission.

THE BOARD OF DIRECTORS BELIEVES THAT APPROVAL OF THE DIRECTOR STOCK PLAN IS IN THE BEST INTERESTS OF ALL STOCKHOLDERS AND, ACCORDINGLY, RECOMMENDS A VOTE FOR THE PROPOSED PLAN. YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

FUTURE STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in the proxy materials relating to the 1997 Annual Meeting of Stockholders must be received by the Company no later than November 25, 1996.

OTHER BUSINESS

Management has no present intention of submitting any matters to the meeting other than those set forth above. It knows of no additional matters that will be presented by others. However, with respect to any other business that may come before the meeting, the persons designated in the enclosed proxy will vote in accordance with their best judgment.

By order of the Board of Directors.

Andrew D. Hendry
Senior Vice President, General Counsel and Secretary

                                                                     APPENDIX A

                           COLGATE-PALMOLIVE COMPANY

                     STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
                           EFFECTIVE JANUARY 1, 1997

  1. Purpose. The purpose of the Colgate-Palmolive Company Stock Plan for Non-Employee Directors (the "Plan") is to attract and retain qualified persons to serve as directors of Colgate-Palmolive Company, a Delaware corporation (the "Company"), to enhance the equity interest of directors in the Company, to solidify the common interests of its directors and stockholders, and to encourage the highest level of director performance by providing them with a proprietary interest in the Company's performance and progress, by crediting them annually with shares of the Company's Common Stock, par value $1.00 per share (the "Common Stock"). This Plan shall supersede the Company's Stock Purchase Plan for Non-Employee Directors and the Stock Compensation Plan for Non-Employee Directors, both of which shall terminate on the effective date of this Plan.

  2. Effective Date and Term. The Plan shall be effective as of January 1, 1997, provided that it is approved by the stockholders at the Annual Meeting that occurs in 1996. The Plan shall remain in effect until terminated by action of the Board of Directors of the Company (the "Board").

  3. Participation. All Non-Employee Directors shall participate in the Plan. The term "Non-Employee Director" means any individual who is a member of the Board as of January 1, 1997, or who becomes a member of the Board thereafter during the term of the Plan and in each case during such periods as he or she is not a full-time employee of the Company or any of its subsidiaries.

  4. Administration; Amendment. (a) The Plan will be administered by the Employee Relations Committee of the Company (the "Committee"), the members of which are appointed from time to time by the Board, which shall have full power and authority to interpret and construe the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to take all such actions and make all such determinations in connection with the Plan as it may deem necessary or desirable.

  (b) The Board may from time to time make such amendments to the Plan as it may deem proper and in the best interest of the Company without further approval of the Company's stockholders, unless and to the extent required to qualify transactions under the Plan for exemption under Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended from time to time ("Rule 16b-3"). Further, if and to the extent required for the Plan to comply with Rule 16b-3, no amendment to the Plan shall be made more than once in any six-month period that would change the amount, price or timing of the grants of Common Stock hereunder other than to comport with changes in the Internal Revenue Code of 1986, as amended from time to time and any successor thereto, the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, or the regulations thereunder.

  (c) Subject to the above provisions, the Board shall have authority, without stockholder approval, to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, including without limitation, new rules which may be promulgated under Section 16 of the Securities Exchange Act of 1934, as amended from time to time, and to grant awards which qualify for beneficial treatment under such rules.

  5. Shares. (a) Each Non-Employee Director shall receive compensation at the rate of 650 shares of Common Stock per year. However, each Non-Employee Director who has elected, prior to the effective date hereof, to continue to participate in the Colgate-Palmolive Company Pension Plan for Outside Directors as Amended and Restated effective May 2, 1996, shall receive compensation at the rate of 525 shares of Common Stock of the Company per year. Payments shall be made annually on the third business day following the date of the public announcement of the Company's annual sales and earnings. Either authorized but unissued or Treasury shares shall be used for this purpose. The shares paid pursuant to this Plan shall be in addition to any other compensation to which a Non-Employee Director may be entitled. Each Non-Employee Director will be required to represent that the shares are to be held for investment purposes and not with a view to or for resale or distribution except in compliance with the Securities Act of 1933, as amended from time to time (the "Securities Act") and to give a written undertaking, in form and substance satisfactory to the Company, that he or she will not publicly offer or sell or otherwise distribute the shares other than (i) in the manner and to the extent permitted by Rule 144 of the Securities and Exchange Commission under the Securities Act, (ii) pursuant to any other exemption from the registration provisions of the Securities Act or (iii) pursuant to an effective registration statement.

  (b) If an individual becomes a Non-Employee Director during a calendar year, he or she shall receive for that year the number of shares equal to the product of (i) the number of shares to which he or she would have been entitled to under Section 5(a) had he or she been a Non-Employee Director for the full calendar year, and (ii) the fraction obtained by dividing (x) the number of calendar months during such calendar year that such person was a Non-Employee Director by (y) 12; provided, that for purposes of the foregoing a partial calendar month shall be treated as a whole month. Payments for such an individual shall be made on the third business day following the date of the next public announcement of the Company's sales and earnings.

  6. Adjustments. In the event of any change in the Common Stock of the Company, through the declaration of stock dividends, through recapitalization resulting in stock split-ups or combinations of shares, or as the result of similar events, appropriate adjustments shall be made by the Committee in the number and kind of shares to be paid pursuant to the Plan.

  7. Election to Defer Shares. (a) Subject to Section 7(b), each Non-Employee Director may make an irrevocable election to defer receipt of all or part of the shares granted under this Plan (the "Deferral Election"). In order to make a Deferral Election pursuant to this Section 7(a), a Non-Employee Director must deliver to the Secretary of the Company a written notice of the Deferral Election setting forth the number of shares to be deferred on such form as may be prescribed by the Committee. The Deferral Election may also specify that the Non-Employee Director elects to receive distribution of his or her Director's Trust Account (as defined below) in accordance with Section 7(d) in a lump sum (a "Lump Sum Delivery Election"), or in installments over a period of less than ten years (a "Specific Installment Election"). In the case of individuals who are Non-Employee Directors on June 30, 1996, this notice must be delivered no later than the last business day before June 30, 1996, except as specified in Section 7(b); in the case of individuals who become Non-Employee Directors after June 30, 1996 during the term of the Plan, this notice must be delivered within thirty days after the date on which the Non-Employee Director becomes a Non-Employee Director.

  (b) It is the intention of this Plan that Non-Employee Directors shall have the ability to make a Deferral Election on an annual basis provided that such annual Deferral Elections would not cause the

Plan to fail to comply with Rule 16b-3. Subject to the preceding limitation, a Non-Employee Director may make a Deferral Election on an annual basis on or before the June 30 prior to the commencement of the first calendar year to which the Deferral Election relates, or such later date up to and including the last business day of such prior year as may be permitted by the Committee and as permitted under Rule 16b-3. The Deferral Election made pursuant to
Section 7(a), or any subsequent Deferral Election permitted and made pursuant to this Section 7(b), as the case may be, shall remain in effect for subsequent years unless a subsequent different Deferral Election is permitted and made in accordance with this Section 7(b).

  (c) The Committee may establish a trust for the benefit of the Non-Employee Directors on such terms and conditions as the Committee shall determine (the "Plan Trust"), the assets of which shall be subject to the claims of the Company's creditors. All shares deferred pursuant to this Section 7 shall be delivered to the Plan Trust and shall be credited to the account of each Non-Employee Director in accordance with his or her Deferral Election (the "Director's Trust Account"), and held for delivery in accordance with the terms of this Plan; and all earnings of a Director's Trust Account (including without limitation dividends on shares held therein) shall be reinvested by the trustee in Common Stock.

  (d) All distributions from a Director's Trust Account under the Plan Trust shall be made to the Non-Employee Director (or, in the event of an eligible Non-Employee Director's death, his or her designated beneficiary) in ten annual installments commencing as soon as practicable following the cessation of his or her services as a Non-Employee Director. However, if the Non-Employee Director has in effect a valid Lump Sum Delivery Election or a valid Specific Installment Election pursuant to Section 7(b), such distributions shall be made in a lump sum, or in the specified number of installments, as the case may be, commencing as soon as practicable following the cessation of his or her services as a Non-Employee Director. Distributions will be made in shares unless the Committee otherwise determines, in accordance with the terms of the Plan Trust. If such shares are to be distributed in installments, such installments shall be equal, provided, that if in order to equalize such installments, fractional shares would have to be delivered, such installments shall be adjusted by rounding to the nearest whole share. If any such shares are to be delivered after the Non-Employee Director has died or become legally incompetent, the Committee shall deliver promptly all remaining undelivered shares to the Non-Employee Director's designated beneficiary or legal guardian, respectively. References to a Non-Employee Director in this Plan shall be deemed to refer to the Non-Employee Director's designated beneficiary or legal guardian, where appropriate.

  (e) Nothing in the Plan or the Plan Trust shall confer on any individual any right to continue as a director of the Company or interfere in any way with the right of the Company to terminate the individual's service as a director at any time.

  (f) A Non-Employee Director shall be entitled to early distribution of all or part of his or her Director's Trust Account in the event of an "Unforseeable Emergency", in accordance with this paragraph. An "Unforseeable Emergency" means severe financial hardship to the Non-Employee Director resulting from a sudden and unexpected illness or accident of the Non-Employee Director or a dependent of the Non-Employee Director, loss of the Non-Employee Director's property due to casualty, or other similar extraordinary and unforseeable circumstances arising as a result of events beyond the control of the Non-Employee Director. A distribution pursuant to this paragraph may only be made to the extent reasonably needed to satisfy the emergency need, and may not be made if such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Non-Employee Director's assets to the extent such liquidation would not itself cause severe financial hardship, or (iii) by cessation of participation in the Plan prospectively. The determination of whether and to what extent a distribution is permitted pursuant to this paragraph shall be made by the Committee.

  8. Purchase of Shares. (a) Subject to Section 8(b), each Non-Employee Director may make an irrevocable election to use all or a stated percentage (in increments of 25%) of his or her non-deferred cash compensation as a Non-Employee Director (including non-deferred retainer fees as a committee chairman, if applicable, to be earned during the forthcoming calendar year and attendance fees earned during the current year) to have purchased Common Stock on his or her behalf (the "Share Purchase Election"). The maximum amount of compensation that may be used by a Non-Employee Director in any year to purchase shares under this Plan shall not exceed $100,000.00. In order to make a Share Purchase Election pursuant to this Section 8(a), a Non-Employee Director must deliver to the Secretary of the Company a written notice setting forth the percentage (in increments of 25%) of the Non-Employee Director's total non-deferred cash compensation to be used to purchase Common Stock of the Company. In the case of individuals who are Non-Employee Directors on June 30, 1996, this notice must be delivered no later than the last business day before June 30, 1996; in the case of individuals who become Non-Employee Directors after June 30, 1996 during the term of the Plan, this notice must be delivered within thirty days after the date on which the individual becomes a Non-Employee Director.

  (b) It is the intention of this Plan that Non-Employee Directors shall have the ability to make a Stock Purchase Election on an annual basis provided that such annual Stock Purchase Election would not cause the Plan to fail to comply with Rule 16b-3. Subject to the preceding limitation, a Non-Employee Director may make a Stock Purchase Election on an annual basis no later than the June 30 prior to the commencement of the calendar year to which the Stock Purchase Election relates, or such later date as may be permitted by the Committee and as may be permitted under Rule 16b-3. Any Stock Purchase Election made pursuant to Section 8(a), or any subsequent Stock Purchase Election permitted and made pursuant to this Section 8(b), as the case may be, shall remain in effect for subsequent calendar years unless a subsequent different Stock Purchase Election is permitted and made in accordance with this Section, which subsequent Stock Purchase Election shall then be applied to subsequent calendar years.

  (c) All purchases of Common Stock under the Plan shall be made on the open market during a period beginning on the third business day following the date of release of the Company's annual sales and earning and ending on the twelfth business day following such date. Brokerage fees and any other transaction-related costs shall be paid by the Company. Shares so purchased shall be registered in the name of and delivered to the Non-Employee Director. Adjustments will be paid in cash for any fractional shares.

                       [LOGO] COLGATE-PALMOLIVE COMPANY




--------------------------------------------------------------------------------
                            NOTICE OF ANNUAL MEETING
                      OF STOCKHOLDERS AND PROXY STATEMENT


[LOGO]  Printed on Recycled Paper

[X] Please mark your
    votes as in this
    example.                                                            0124

    This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the Board's recommendations.

The Board of Directors recommends a vote FOR Items 1, 2 and 3.

                              FOR    WITHHELD
1. Election of                [_]      [_]
   Directors.
   (see reverse)

                              FOR    WITHHELD    ABSTAIN
2. Approve selection          [_]      [_]
   of Arthur Andersen
   LLP as Auditors.

                              FOR    WITHHELD    ABSTAIN
3. Adopt Stock Plan for
   Non-Employee Directors.


FOR, except vote withheld from the following nominee(s):

-------------------------------------------------------

In its discretion, the Proxy Committee is authorized to vote upon such other business as may properly come before the meeting.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

---------------------------------------

---------------------------------------
  SIGNATURE(S)     DATE

P                          COLGATE-PALMOLIVE COMPANY
R                     300 PARK AVENUE, NEW YORK, NY 10022
O
X                  PROXY SOLICITED BY THE BOARD OF DIRECTORS
Y                      FOR ANNUAL MEETING ON MAY 2, 1996

The undersigned hereby appoints as proxies, with full power of substitution to each, REUBEN MARK, VERNON R. ALDEN and HOWARD B. WENTZ, JR. (the Proxy Committee) to vote as designated on the reverse side, all shares which the undersigned would be entitled to vote at the annual meeting of stockholders of the Company to be held at New York, New York on May 2, 1996 or at any adjournments thereof. Action hereunder may be taken by a majority of said proxies or their substitutes who are present or if only one be present, then by that one.

                                Election of Directors, Nominees:
                                V.R. Alden, J.K. Conway, R.E. Ferguson,
                                E.M. Hancock, D.W. Johnson, J.P. Kendall,
                                R.J. Kogan, D.E. Lewis, R. Mark,
                                H.B. Wentz, Jr.


You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

                                     (Continued and to be signed on other side.)